As filed with the Securities and Exchange Commission on June 13, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reata Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware		11-3651945
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
2801 Gateway Drive; Suite 150 Irving, TX 75063 (972) 865-2219
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Reata Pharmaceuticals, Inc. Second Amended and Restated Long Term Incentive Plan
(Full title of the plan)

J. Warren Huff Chief Executive Officer Reata Pharmaceuticals, Inc. 2801 Gateway Drive, Suite 150 Irving, TX 75063 (972) 865-2219

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert L. Kimball 3700 Trammell Crow Center 2001 Ross Avenue Dallas, TX 75201 (214) 220-7700	Michael D. Wortley Chief Legal Officer Reata Pharmaceuticals, Inc. 2801 Gateway Drive, Suite 150 Irving, TX 75063 (972) 865-2219

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Reata Pharmaceuticals, Inc. Second Amended and Restated Long Term Incentive Plan	Class A common stock, par value $0.001 per share	2,607,487	$87.84	$229,041,658	$27,759.85
Reata Pharmaceuticals, Inc. Second Amended and Restated Long Term Incentive Plan	Class B common stock, par value $0.001 per share	2,607,487	$87.84	$229,041,658	$0
Total					$27,759.85
(1)

Shares of Reata Pharmaceuticals, Inc. (the “Registrant”) may be issued under the Reata Pharmaceuticals, Inc. Second Amended and Restated Long Term Incentive Plan, as amended from time to time (the “Plan”) up to the maximum number reserved thereunder.  Awards may be granted under the Plan with respect to either Class A common stock or Class B common stock of the Registrant (each counting equally against the aggregate total reserved).  On June 12, 2019, the shareholders of the Registrant approved the Plan, increasing the total shares of Class A common stock or Class B common stock that may be issued under the Plan to 6,804,443 (the “Restatement”). This Form S-8 Registration Statement (the “Registration Statement”) registers an additional 2,607,487 shares of each of Class A common stock and Class B common stock in connection with the Restatement, which includes shares intended to account for the gross counting method used to count the registration of shares on Form S-8 and the net share counting provisions of the Plan. For purposes of clarity, no more than an additional 2,607,487 shares of any class will be issued under the Plan with respect to new awards pursuant to this Registration Statement.  Additionally, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Class A common stock and Class B common Stock of the Registrant as may become issuable pursuant to the adjustment provisions of the Plan.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Class A common stock and Class B common stock being registered hereby is based on a price of $87.84 per share of Class A common stock, which is the average of the high and low trading prices for a share of Class A common stock of the Registrant as reported on the NASDAQ Global Market on June 6, 2019.

(3)

Pursuant to General Instruction E to Form S-8, a registration fee is only being paid with respect to the registration of an additional 2,607,487 aggregate shares of either Class A common stock or Class B common stock under the Plan.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of an aggregate of an additional 2,607,487 shares of Class A and Class B common stock that may be issued under the Plan. These additional shares of common stock have become reserved for issuance as a result of the Restatement, which was approved by the Registrant’s shareholders on June 12, 2019.

The contents of the Registrant’s registration statements on Form S-8 relating to the Plan, which were filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2016 (File No. 333-211682), March 3, 2017 (File No. 333-216412), March 2, 2018 (File No. 333-223407) and February 28, 2019 (File No. 333-229954), are incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.Exhibits.

Exhibit Number	Description

4.1

Thirteenth Amended and Restated Certificate of Incorporation of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.7 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on May 16, 2016).

4.2

Second Amended and Restated Bylaws of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37785), filed on December 7, 2016).

4.3

Reata Pharmaceuticals, Inc. Second Amended and Restated Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37785), filed on May 9, 2019).

4.4	Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37785), filed on May 9, 2019).

4.5*	Notice of Stock Option Grant for employees and directors/consultants.

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on June 13, 2019.

REATA PHARMACEUTICALS, INC.

By:	/s/ J. Warren Huff
Name: J. Warren Huff
Title: Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Warren Huff, and Jason D. Wilson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on June 13, 2019.

Signature	Title

/s/ J. Warren Huff	President, Chief Executive Officer and Chairman of the Board of Directors
J. Warren Huff	(Principal Executive Officer)

/s/ Jason D. Wilson	Chief Financial Officer
Jason D. Wilson	(Principal Financial Officer)

/s/ Elaine Castellanos	Vice President, Chief Accounting Officer
Elaine Castellanos	(Principal Accounting Officer)

/s/ James E. Bass	Member of the Board of Directors
James E. Bass

/s/ William D. McClellan, Jr.	Member of the Board of Directors
William D. McClellan, Jr.

/s/ R. Kent McGaughy, Jr	Member of the Board of Directors
R. Kent McGaughy, Jr.

/s/ Jack B. Nielsen	Member of the Board of Directors
Jack B. Nielsen

/s/ William E. Rose	Member of the Board of Directors
William E. Rose